                               SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-6(e)(2)

                               DSP COMMUNICATIONS, INC.
    ---------------------------------------------------------------------------
                   (Name of Registrant as Specified in Its Charter)

    ---------------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)  Title of each class of securities to which transaction applies:

    ---------------------------------------------------------------------------
2)  Aggregate number of securities to which transaction applies:

    ---------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    ---------------------------------------------------------------------------
4)  Proposed maximum aggregate value of transaction:

    ---------------------------------------------------------------------------
5)  Total fee paid:

    ---------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)  Amount Previously Paid:

    ---------------------------------------------------------------------------
2)  Form, Schedule or Registration Statement No.:

    ---------------------------------------------------------------------------
3)  Filing Party:

    ---------------------------------------------------------------------------
4)  Date Filed:

    ---------------------------------------------------------------------------

                               DSP COMMUNICATIONS, INC.
                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               TO BE HELD MAY 15, 1997


To the Stockholders of DSP COMMUNICATIONS, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of DSP Communications, Inc., a Delaware corporation (the "Company"), will be held at the Company's principal executive office located at 20300 Stevens Creek Boulevard, Cupertino, California 95014, on Thursday, May 15, 1997, at 10:00 a.m., local time, for the following purposes:

         1. ELECTION OF DIRECTORS. To elect two (2) Class II Directors of the Company to serve until the 2000 Annual Meeting of Stockholders or until their respective successors are elected and qualified;

         2. SELECTION OF INDEPENDENT AUDITORS. To ratify the appointment of Ernst & Young LLP as the independent auditors for the Company for the year ending December 31, 1997; and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement which is attached and made a part hereof.

    The Board of Directors has fixed the close of business on Friday, March 28, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

    WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE PROVIDED TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

                                  By Order of the Board of Directors




                                  Davidi Gilo,
                                  CHAIRMAN OF THE BOARD

Cupertino, California
April 9, 1997

                                Mailed to Stockholders on or about April 9, 1997

                               DSP COMMUNICATIONS, INC.
                20300 STEVENS CREEK BLVD., CUPERTINO, CALIFORNIA 95014

                                   PROXY STATEMENT

GENERAL INFORMATION

    This Proxy Statement is furnished to stockholders of DSP Communications, Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors (the "Board") of the Company of proxies in the accompanying form for use in voting at the Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held on Thursday, May 15, 1997 at 10:00 a.m., local time, at the Company's principal executive office located at 20300 Stevens Creek Boulevard, Cupertino, California 95014, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

REVOCABILITY OF PROXY

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (i) delivering to the Company (to the attention of Stephen P. Pezzola, the Company's Secretary) a written notice of revocation or a duly executed proxy bearing a later date; or (ii) attending the Annual Meeting and voting in person.

SOLICITATION AND VOTING PROCEDURES

    The solicitation of proxies will be conducted by mail and the Company will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company's Common Stock. The Company may conduct further solicitation personally, telephonically or by facsimile through its Officers, Directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

    The close of business on Friday, March 28, 1997 has been fixed as the record date (the "Record Date") for determining the holders of shares of Common Stock of the Company entitled to notice of and to vote at the Annual Meeting.
As of the close of business on the Record Date, the Company had 44,872,345 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The presence at the Annual Meeting of a majority, or approximately 22,436,173 of these shares of Common Stock of the Company, either in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one (1) vote on all matters. Directors shall be elected by a plurality of the votes cast.

    An automated system administered by the Company's transfer agent will tabulate votes cast by proxy and an employee of the transfer agent will tabulate votes cast in person at the Annual Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted (i) FOR the election of management's nominees for Class II Directors listed in Proposal No. 1, and (ii) FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for fiscal 1997.

                                    PROPOSAL NO. 1
                                ELECTION OF DIRECTORS

    The Company's Certificate of Incorporation authorizes the number of Directors to be not less than six (6), nor more than nine (9). The number of Directors on the Board is currently fixed at seven (7). The Company's Board of Directors is divided into three classes: Class I, Class II and Class III. The members of each class of Directors serve staggered three-year terms. The Board is currently composed of two Class I Directors (Messrs. Gilo and Schonzeit) whose terms will expire upon the election and qualification of Directors at the annual meeting of stockholders to be held in 1999; two Class II Directors (Messrs. Broad and Fischer) whose terms will expire at the Annual Meeting and who have been nominated by management to continue to serve as Class II Directors for three year terms following the Annual Meeting; and three Class III Directors (Messrs. Hod, Brownstein and Iwamoto), whose terms will expire upon the election and qualification of Directors at the annual meeting of stockholders to be held in 1998. At each annual meeting of stockholders, Directors will be elected for a full term of three years to succeed those Directors whose terms are expiring.

    In April 1996, Igal Kohavi resigned as a Class II Director. The remaining Directors on the Board appointed Mr. Fischer to fill the Class II vacancy in June 1996. Each of the other Directors has served on the Board since prior to the date of the Company's initial registered public offering of Common Stock, which was consummated on March 7, 1995 (the "Initial Public Offering").

    At the Annual Meeting, the stockholders will elect two Class II Directors, each of whom will serve a three-year term until the annual meeting of stockholders to be held in 2000 or until a successor is elected or appointed and qualified or until the Director's earlier resignation or removal. The Board has no reason to believe that either of the persons named below will be unable or unwilling to serve as a nominee or as a Director if elected.

    Certain information about Messrs. Broad and Fischer, the Class II nominees, is furnished below:

    LEWIS BROAD has been a member of the Board since October 1992. Mr. Broad is a private investor. He is a member of the Board of Directors of Carrier Services, Inc., a marketer of prepaid telephone cards under the 1-800-PREPAID brand. He is also a member of the Board of MET Trading, L.L.C., an equity option and index option trading firm. Mr. Broad is an owner and treasurer of Signs of Imagination, Inc., a manufacturer and marketer of custom signs. From November 1985 to January 1991, he served as the President of Dunraven Securities, Inc., a foreign currency brokerage and trading firm.

    AVRAHAM FISCHER, has been a member of the Board since June 1996. Mr. Fischer is a senior partner in the law firm of I. Fischer & Co., of Tel Aviv, Israel, where he has served since 1983.


                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                      THE ELECTION OF THE NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Directors and Executive Officers of the Company:

    DIRECTORS AND EXECUTIVE OFFICERS

    NAME                AGE          POSITION
-----------------       ---  --------------------------------------------------
Davidi Gilo             40   Chairman of the Board of Directors
Nathan Hod              52   President, Chief Executive Officer and Director
Gerald Dogon            57   Executive Vice President and Chief Financial
Officer
Joseph Perl             51   Executive Vice President of Engineering and Chief
                             Technical Officer
Michael Lubin           50   Executive Vice President
Arnon Kohavi            32   Vice President of Business Development
Stephen P. Pezzola      40   General Counsel and Corporate Secretary
Lewis S. Broad (1) (2)  40   Director
Neill H. Brownstein (1) 53  Director
Shigeru Iwamoto (2)     56   Director
Andrew W. Schonzeit (2) 40  Director
Avraham Fischer         41   Director

---------------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

    DAVIDI GILO has served as Chairman of the Board since the Company was founded in 1987, and devotes approximately 50% of his time to the Company.
Since July 1995, Mr. Gilo has served as Chairman of the Board of Directors and Chief Financial Officer of Zen Research N.V., a developer of high-speed CD ROM-reading equipment, and since June 1996, he has also been Chairman of PhaseCom, Inc. a developer of high-speed cable modems. Since September 1996, Mr. Gilo has served as the manager of the Gilo Group, LLC, an investment company he founded in 1996. Between 1987 and 1993 he was the President and Chief Executive Officer of DSP Group, Inc., and he served as Chairman of the Board of DSP Group from 1987 until April 1995. From 1984 until 1987, Mr. Gilo was President of Gilo Systems, a computer integration company specializing in the sales of high-speed computers and the development of applications for their use, which he founded.

    NATHAN HOD joined the Company in March 1994 as President, Chief Executive Officer and Director. Between January 1993 and March 1994, he served as President and Chief Executive Officer of Nogatech Inc., a manufacturer of image processing and video compression technology products. Mr. Hod served as Managing Director of Scitex Japan K.K., a subsidiary of Scitex Corporation Ltd. ("Scitex"), a company engaged in the field of imaging and publishing systems, from June 1986 until December 1992. He had previously held several management positions throughout the world with both Scitex and Honeywell Corporation. Mr. Hod holds a Masters in Business Administration from the University of Massachusetts, Amherst.

    GERALD DOGON joined the Company in August 1994 as Senior Vice President and Chief Financial Officer and was appointed as Executive Vice President in July 1996. Between April 1992 and August 1994, he served as Director of Finance of Nilit Ltd., an Israeli manufacturer of nylon fibers. From March 1991 to March 1992, Mr. Dogon served as Vice President of Finance of Mul-T-Lock Ltd., an Israeli manufacturer of high security devices. Between March 1989 and March 1991, he served as Manager of the International Division of the Israel General Bank Ltd. From December 1987 to March 1989, he served as Chief Financial Officer of Indigo Ltd., an Israeli developer of imaging systems. Prior to December 1987, he was employed for 17 years by Scitex, where he last served as Executive Vice President and Chief Financial Officer. Mr. Dogon holds a Bachelors degree from the University of Cape Town, South Africa.

    JOSEPH PERL joined the Company in July 1990 as director of the Company's research and development activities in digital communications, and in May 1993 he was promoted to Vice President of Engineering and Chief Technical Officer.
In July 1996, Dr. Perl was appointed as Executive Vice President of Engineering of the Company. Between August 1988 and June 1990, Dr. Perl served as the Chief Scientist of the Communications Group of Tadiran Ltd., an Israeli electronics and communications equipment manufacturer. Dr. Perl has also served as an adjunct professor at Tel Aviv University and Florida State University. Dr. Perl received his doctorate degree in electrical engineering from Colorado State University.

    MICHAEL LUBIN joined the Company in July 1996 as Executive Vice President of the Company and as Chairman of the Board of CTP Systems, Inc. and CTP Systems, Ltd., two wholly-owned subsidiaries of the Company. From April 1987 until March 1996, Mr. Lubin served as Co-founder, Executive Vice President and general manager of the Wireless division of Pacific Communication Services, Inc., a San Diego-based semiconductor and telecommunications equipment company, co-founded by Mr. Lubin, which was acquired by Cirrus Logic in 1993. From 1977 through 1987, Mr. Lubin served in various executive

    ARNON KOHAVI joined the Company in July 1994 as Director of Strategic Planning, and in October 1995 he was promoted to Vice President of Business Development of the Company. From May 1994 until July 1994, Mr. Kohavi was Manager of Business Development of DSP Group, Inc., and from January 1993 until February 1994, he served as Marketing Manager of Actodyne General, a privately-owned musical instrument company. From January 1992 until January 1993, Mr. Kohavi was an associate with Robert Charles Lesser & Co., a management consulting firm.

    STEPHEN P. PEZZOLA joined the Company in September 1996 as General Counsel and was appointed as Corporate Secretary in January 1997. Mr. Pezzola devotes approximately one-third of his time to the Company. From May 1986 until December 1996, Mr. Pezzola was a founding partner and president of the law firm of Pezzola & Reinke, APC, of Oakland, California. Since September 1996, Mr. Pezzola has also been a member of Gilo Group, LLC, an investment company. Since September 1996, he has also served as General Counsel of Zen Research, N.V., a developer of high-speed CD ROM-reading equipment, and of PhaseCom, Inc., a developer of high speed cable modems. Mr. Pezzola received his Juris Doctor degree from Boalt Hall, University of California at Berkeley.

    NEILL BROWNSTEIN was appointed as a member of the Board in February 1995. Mr. Brownstein is also President of Neill H. Brownstein Corporation, a strategic investment management consulting firm which he founded in 1976. From June 1970 to January 1995, Mr. Brownstein was associated with Bessemer Securities Corporation and Bessemer Venture Partners, and during that period he served as a founding general partner of three affiliated venture capital funds. Mr. Brownstein received a Masters in Business Administration from the Kellogg School of Management at Northwestern University.

    SHIGERU IWAMOTO has been a member of the Board since November 1994. He has served as manager of Corporate Planning of Kenwood Corporation's division of Consumer Electronics from August 1986 to May 1993 and from June 1994 to the present. Between June 1993 and May 1994, Mr. Iwamoto served as Vice President and Director of both Bluebell Japan Ltd., an importer and distributor of apparel, silverware and other luxury goods, and Lancel Japan Ltd., an importer, distributor and retailer of leather goods and accessories.

    ANDREW SCHONZEIT has been a member of the Board since October 1992. He has served as the President of Idesco Corp., a manufacturer and distributor of identification, security and safety products, since 1984 and as its Chairman of the Board since 1989.

RELATIONSHIPS AMONG DIRECTORS OR EXECUTIVE OFFICERS

    There are no family relationships among any of the Directors or Executive Officers of the Company, except that Mr. Schonzeit and Mr. Broad are brothers-in-law.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

    During 1996, the Board met eight times and acted by written consent three times. No Director attended fewer than 75% of the aggregate of the total number of meetings of the Board, plus the total number of all meetings of committees of the Board on which he served. The Board currently has two committees: the Compensation Committee and the Audit Committee.

    The Compensation Committee held seven meetings in 1996. The Compensation Committee currently consists of Messrs. Broad, Iwamoto and Schonzeit. Its functions are to establish and apply the Company's compensation policies with respect to the Company's Executive Officers, and to administer the Company's stock option plans.

    The Audit Committee held four meetings in 1996. The Audit Committee currently consists of Messrs. Brownstein and Broad. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

COMPENSATION OF DIRECTORS

    Directors who are employees of the Company do not receive any compensation for their services as Directors. Each nonemployee Director receives an annual retainer of $20,000, payable in quarterly installments of $5,000 each at the end of each fiscal quarter. The retainer contemplates attendance at four Board meetings per year. Additional Board meetings of a face-to-face nature are compensated at the rate of $1,000 per meeting. Additional Board meetings on a telephonic basis are compensated at the rate of $250 per meeting. In addition, committee meetings of a face-to-face nature held on a day other than a Board meeting are compensated at the rate of $500 per meeting or, if a committee meeting is held on a telephonic basis, at the rate of $250 per meeting. All Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.

    Each nonemployee Director of the Company is also entitled to participate in the Company's 1995 Director Stock Option Plan (the "Director Option Plan"). The Board of Directors and the stockholders have authorized a total of 600,000 shares of Common Stock for issuance under the Director Option Plan. The Director Option Plan provides for the grant of nonstatutory options to nonemployee Directors of the Company. The Director Option Plan is designed to work automatically and not to require administration; however, to the extent administration is necessary, it will be provided by the Board of Directors.

    The Director Option Plan provides that each eligible Director is granted an option to purchase 32,000 shares of Common Stock (the "First Option") on the later of the effective date of the Initial Public Offering (March 7, 1995) or the date on which the optionee first becomes a Director of the Company. Thereafter, each nonemployee Director is to be granted an option to purchase 8,000 additional shares of Common Stock (a "Subsequent Option") on January 1 of each year if, on such date, he or she shall have served on the Company's Board of Directors for at least six months.

    Options granted under the Director Option Plan have a term of ten years unless terminated sooner upon termination of the optionee's status as a Director or otherwise pursuant to the Director Option Plan. No option granted under the Director Option Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee. The Director Option Plan provides that the First Option shall become exercisable as to 25% of the shares subject to the First Option on the first anniversary of the date of grant of the First Option and is to become exercisable as to 6.25% of the shares subject to the First Option at the end of each three-month period thereafter. Each Subsequent Option becomes exercisable in full on the first anniversary of the date of its grant.

    The exercise price of all stock options granted under the Director Option Plan is equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Fair Market Value is defined under the Director Option Plan as the closing sale price of the Common Stock as reported on the Nasdaq National Market on the date of grant.

    In the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, the Director Option Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation. The Director Option Plan will terminate in March 2005. The Board of Directors may amend or terminate the Director Option Plan; provided, however, that no such action may adversely affect any outstanding options, and the provisions of the Director Option Plan affecting the grant and terms of options granted thereunder may not be amended more than once in any six-month period. Executive officers of the Company are not eligible to participate in the Director Option Plan.

    On January 1, 1996, each of Lewis Broad, Andrew Schonzeit, Neill
Brownstein, Shigeru Iwamoto and Igal Kohavi were granted Subsequent Options to purchase 8,000 shares of Common Stock, at an exercise price of $10.90 per share, under the Director Option Plan. Dr. Kohavi's Subsequent Options have expired, unexercised.

    On June 18, 1996, Avraham Fischer was granted a First Option to purchase 32,000 shares of Common Stock at an exercise price of $18.75 per share under the Director Option Plan.

    Mr. Brownstein received cash compensation of $37,500 during 1996 for consulting services rendered to the Company in 1996, and an additional amount of $12,500 is owed to Mr. Brownstein by the Company for such services rendered in 1996.

                                SECURITY OWNERSHIP OF
                       CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of March 28, 1997, by (i) each stockholder known to the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's Directors;
(iii) the Chief Executive Officer and four other Executive Officers of the Company; and (iv) all Executive Officers and Directors of the Company as a group. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table, based on information provided by such persons, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.



NAME AND ADDRESS OF                            AMOUNT & NATURE OF
BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP (1)      PERCENT OF CLASS(1)
-------------------                         ------------------------      -------------------
Pilgrim Baxter & Associates, Ltd.(2) . . . .      4,793,100                     10.68%
1255 Drummers Lane, Ste 300
Wayne, PA  19087

Chancellor LGT Asset Management, Inc., . . .      2,717,000                     6.05%
  et al. (3)
50 California Street, 27th Floor
San Francisco, CA  94111

Davidi Gilo (4). . . . . . . . . . . . . . .      1,860,198                     4.11%

Nathan Hod (5) . . . . . . . . . . . . . . .         74,604                       *

Joseph Perl (6). . . . . . . . . . . . . . .        181,384                       *

Gerald Dogon (7) . . . . . . . . . . . . . .        148,896                       *

Arnon Kohavi (8) . . . . . . . . . . . . . .         15,016                       *

Lewis S. Broad (9) . . . . . . . . . . . . .        327,000                       *

Andrew W. Schonzeit (10) . . . . . . . . . .        185,764                       *

Shigeru Iwamoto (11) . . . . . . . . . . . .          6,000                       *

Neill H. Brownstein (12) . . . . . . . . . .         99,117                       *

Avraham Fischer. . . . . . . . . . . . . . .              0                       *

All Directors and Executive Officers as
  a group (12 persons) (13). . . . . . . . .      2,908,641                     6.35%



---------------
*   Less than 1%
(1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after March 28, 1997. Percentages are based on 44,872,345 shares outstanding as of March 28, 1997.
(2) With respect to information relating to Pilgrim Baxter & Associates, Ltd., the Company has relied on information supplied by such entity in its
    Schedule 13G filing with the Securities and Exchange Commission (the "Commission") dated February 14, 1997. Pursuant to the Schedule 13G, Pilgrim Baxter & Associates shares voting power with respect to these shares and has sole investment power with respect to the shares.
(3) With respect to information relating to Chancellor LGT Asset Management, Inc., and related entities, the Company has relied on information supplied by such entities in its Schedule 13G filing with the Commission dated February 7, 1997.
(4) Includes (i) 1,332,704 shares held of record by Harmony Management, Inc., of which Davidi Gilo and Shamaya Gilo are the sole shareholders, and (ii) 147,468 shares held of record by The Davidi and Shamaya Gilo Trust, of which Mr. Gilo serves as trustee. Also includes 380,026 shares issuable pursuant to stock options. Excludes 2,510,340 shares held in three trusts for the benefit of Mr. Gilo's children, Adi, Elad and Yael Gilo, as to which Mr. Gilo has no voting or investment power; Mr. Gilo disclaims any beneficial ownership of such shares.
(5) Includes 72,377 shares issuable pursuant to stock options.
(6) Includes 180,551 shares issuable pursuant to stock options.
(7) Includes 148,121 shares issuable pursuant to stock options.
(8) Includes 14,348 shares issuable pursuant to stock options.
(9) Includes 16,000 shares issuable pursuant to stock options.
(10) Includes 16,000 shares issuable pursuant to stock options. Also includes 7,200 shares held by Mr. Schonzeit as custodian for his four children.
(11) Includes 6,000 shares issuable pursuant to stock options.
(12) Includes 58,373 shares issuable pursuant to stock options.
(13) See Footnotes (4) through (12). Includes 899,796 shares issuable pursuant to stock options.

                                    PROPOSAL NO. 2
                 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

    Ernst & Young LLP served as the Company's independent auditors in 1996, and have been appointed by the Board to continue as the Company's independent auditors for the Company's fiscal year ending December 31, 1997. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, management will review its future selection of auditors.

    A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and will be able to respond to appropriate questions.


              THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
         OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT
                    AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1997

                     EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation earned for the years ended December 31, 1996, 1995 and 1994, by the Company's Chief Executive Officer, and each of the four other most highly compensated Executive Officers of the Company (collectively, the "Named Executive Officers"):

                              SUMMARY COMPENSATION TABLE



                                                                     LONG-TERM
                                            ANNUAL COMPENSATION     COMPENSATION
                                            -------------------        AWARDS
                                                                       ------
                                                                     SECURITIES
                                                                     UNDERLYING        ALL OTHER
                                          SALARY         BONUS(1)     OPTIONS       COMPENSATION(2)
NAME AND PRINCIPAL POSITION   YEAR          ($)             ($)          (#)              ($)
---------------------------   ----         ------         --------    ----------     ---------------
Davidi Gilo                   1996         $300,000       $375,000      770,000            --
  Chairman of the Board       1995          261,667        162,223      354,840            --
                              1994          76,667          25,556         --              --

Nathan Hod(3)                 1996         $200,000       $250,000       200,000            --
  Chief Executive Officer     1995          175,000         85,000       219,356            --
  and President               1994          100,000         28,336     1,101,668            --

Gerald Dogon(4)               1996         $162,853       $130,000       200,000         $ 12,060
  Executive Vice President    1995          143,173         43,757       242,600           27,442
  and Chief Financial         1994          45,966          19,784       313,558           12,945
  Officer

Joseph Perl                   1996         $176,678       $130,000       400,000         $ 12,574
  Executive Vice President of 1995          196,190(5)      47,095       266,060           52,690
  Engineering and Chief       1994          104,656         26,500        22,880           15,365
  Technical Officer

Arnon Kohavi(6)               1996         $121,800        $50,000         --                --
  Vice President of Business  1995           86,604         40,000       200,000             --
  Development                 1994           36,909            --         42,372             --



--------------
(1) The Company's Executive Officers are eligible for annual cash bonuses.
    Such bonuses are generally based upon achievement of corporate performance objectives determined by the Compensation Committee; however, certain bonuses are specified in employment agreements. Bonuses are awarded by the Chairman of the Board and the Chief Executive Officer based upon individual, as well as corporate performance (except the bonuses of the Chairman of the Board and the Chief Executive Officer, which are awarded by the Compensation Committee). The Company generally pays bonuses in the year following that in which the bonuses were earned.
(2) On behalf of Dr. Perl and Mr. Dogon, the Company makes monthly payments to a severance fund, a pension fund and a risk/disability fund. The amounts held in such funds on their behalf are generally payable to them upon termination of their employment with the Company. Amounts paid in 1995 include (i) $1,741 in retroactive severance pay to Mr. Dogon for 1994, and
    (ii) $26,950 in retroactive severance pay to Dr. Perl for previous years.
(3) Mr. Hod joined the Company in March 1994.
(4) Mr. Dogon joined the Company in August 1994.
(5) Includes forgiveness of a loan to Dr. Perl in the amount of $25,000.
(6) Mr. Kohavi joined the Company in July 1994.

                                    OPTION GRANTS

    The following table sets forth certain information with respect to stock options granted during 1996 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, also shown below is the potential realizable value over the term of the option (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on certain assumed rates of appreciation and do not represent the Company's estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Common Stock.

                                OPTION GRANTS IN 1996


                                        INDIVIDUAL GRANTS(1)
                -------------------------------------------------------
                NUMBER OF                                                      POTENTIAL REALIZABLE VALUE AT
                SECURITIES     % OF TOTAL                                      ASSUMED ANNUAL RATES OF STOCK
                UNDERLYING      OPTIONS                                      PRICE APPRECIATION FOR OPTION TERM
                 OPTIONS       GRANTED TO                                    ----------------------------------
                 GRANTED       EMPLOYEES     EXERCISE        EXPIRATION
NAME               (#)          IN 1996       PRICE            DATE                5%                   10%
----             ----------     ----------    --------        ----------      ------------          ------------
Davidi Gilo      350,000          8.26%       $22.75          09/05/02         $2,708,011          $6,143,554
                 210,000          4.96%       $24.00          12/05/01           $655,406          $2,146,900
                 210,000          4.96%       $28.00          12/05/01              $0.00          $1,306,900
Nathan Hod       100,000          2.36%       $21.25          12/05/01           $587,098          $1,297,333
                 100,000          2.36%       $21.25          12/05/02           $722,703          $1,639,567
Gerald Dogon     100,000          2.36%       $21.25          12/05/01           $587,098          $1,297,333
                 100,000          2.36%       $21.25          12/05/02           $722,703          $1,639,567
Joseph Perl      400,000          9.44%       $10.25          01/24/02         $1,394,392          $3,163,400
Arnon Kohavi         0             --           --                --                 --                  --


---------------

(1) All options were granted pursuant to the 1995 Employee and Consultant Stock Plan or the 1996 Stock Option Plan.

OPTION EXERCISES AND OPTION VALUES

    The following table sets forth information concerning option exercises during 1996, and the aggregate value of unexercised options as of December 31, 1996, held by each of the Named Executive Officers:

                         AGGREGATED OPTION EXERCISES IN 1996
                        AND OPTION VALUES AT DECEMBER 31, 1996







                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED               VALUE OF UNEXERCISED
                    AGGREGATE OPTION                   OPTIONS AT                   IN-THE-MONEY OPTIONS AT
                    EXERCISES IN 1996               DECEMBER 31, 1996                 DECEMBER 31, 1996(1)
                    -----------------            -----------------------            -----------------------
                   SHARES           VALUE
                 ACQUIRED ON       REALIZED
NAME             EXERCISE (#)       ($)(2)       EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----              ------------     --------      -----------    -------------    -----------   -------------
Davidi Gilo              0                0         343,063         781,776      $2,062,481      $3,437,538
Nathan Hod         694,000      $11,323,437          41,561         495,996        $687,604      $5,038,668
Gerald Dogon       126,300       $2,118,524         141,595         452,262      $2,256,169      $4,046,693
Joseph Perl        340,000       $6,443,850         192,661         594,242      $3,257,744      $6,666,731
Arnon Kohavi        61,832       $1,140,215          13,433         155,106        $190,799      $2,219,659



---------------
(1) Calculated on the basis of the closing sale price of the Common Stock as reported on the Nasdaq National Market on December 31, 1996 of $19.375 per share, minus the exercise price.

(2) Calculated on the basis of the closing sale price of the Common Stock as reported on the Nasdaq National Market on the date of exercise, minus the exercise price.


EMPLOYMENT AGREEMENTS

         Effective in November 1996, Davidi Gilo entered into an amended and restated employment agreement with the Company pursuant to which Mr. Gilo serves as Chairman of the Board of Directors and devotes approximately 50% of his time to the Company. The term of the agreement extends through December 31, 2001, with automatic annual one-year extensions until either party gives notice of termination, unless sooner terminated in accordance with the terms of the agreement. The agreement provides for a base salary of $300,000, with annual increases as may be determined by the Board of Directors in its discretion. In addition, Mr. Gilo is entitled to participate in each bonus plan adopted by the Board of Directors. Mr. Gilo's annual bonus under the agreement will be equal to (i) 25% of Mr. Gilo's base salary should the Company meet 80% of its plan for revenues and earnings per share as presented to the Board in January of each year ("Yearly Plan"), during the term of Mr. Gilo's employment; (ii) 50% of his base salary should the Company meet 100% of its Yearly Plan; and (iii) 100% of his base salary should the Company meet 120% of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between 80% and 100%, or between 100% and 120%. The agreement may be terminated by Mr. Gilo upon 90 days' prior written notice. If the Company terminates the Agreement without cause (as defined in the agreement), the Company shall pay to Mr. Gilo a severance/consulting fee equal to all compensation Mr. Gilo could have expected under the agreement through the end of the original agreement term. In the event the Company or Mr. Gilo elect not to renew the agreement, or if the agreement is terminated by the Company for certain types of cause (as defined in the agreement), Mr. Gilo is entitled to receive severance compensation equal to six times his base monthly salary. If the Company terminates the agreement for certain types of cause involving wilful misconduct, no severance will be paid. If Mr. Gilo voluntarily elects to terminate his employment, then the Company shall pay Mr. Gilo a severance fee equal to his then-current fixed salary compensation, multiplied by the lesser of the number 18 or the number of months left in the original term of the agreement plus eight.

    Effective in November 1995, Nathan Hod entered into an amended and restated employment agreement with the Company, pursuant to which Mr. Hod serves as President and Chief Executive Officer of the Company. The term of the agreement extends through December 31, 2000, with automatic annual one-year extensions until either party gives notice of termination, unless sooner terminated in accordance with the terms of the agreement. The agreement provides for an initial annual base salary of $200,000, with annual increases as may be determined by the Board of Directors in its discretion. In addition, Mr. Hod is entitled to participate in each bonus plan adopted by the Board of Directors. Mr. Hod's annual bonus under the agreement will be equal to (i) 25% of Mr. Hod's base salary should the Company meet 80% of its Yearly Plan during the term of Mr. Hod's employment; (ii) 50% of his base salary should the Company meet 100% of its Yearly Plan; and (iii) 100% of his base salary should the Company meet 120% of its Yearly Plan, with the bonus prorated if the Yearly Plan is met between 80% and 100%, or between 100% and 120%. The agreement may be terminated by Mr. Hod upon 90 days' prior written notice. In the event the Company terminates the agreement without cause (as defined in the agreement), the Company shall pay Mr. Hod a severance/consulting fee equal to his then current monthly salary multiplied by the number of months left until the end of the original agreement term. If the agreement is terminated for certain types of cause (as defined in the agreement) or Mr. Hod or the Company elect not to renew the agreement, the Company shall pay Mr. Hod a severance fee equal to his six times his base monthly salary. If the Company terminates the agreement for certain types of cause involving wilful misconduct, no severance will be paid. If Mr. Hod voluntarily elects to terminate his employment, then the Company shall pay Mr. Hod a severance fee equal to his then-current monthly salary multiplied by the lesser of the number 12 or the number of months left in the original term of the agreement plus six.

    Effective in June 1996, Michael Lubin entered into an employment agreement with the Company pursuant to which Mr. Lubin serves as Executive Vice President of the Company and as Chairman of the Board of two of the Company's subsidiaries, CTP Systems, Inc. and of CTP Systems, Ltd. The agreement provides that Mr. Lubin shall serve as an "at will" employee with a fixed monthly salary of $13,750. Mr. Lubin shall be eligible to receive a bonus of up to $100,000 in any calendar year, payable at the discretion of the Board of Directors, pursuant to certain conditions, and additional cash bonuses during the term of his employment conditioned upon the achievement by the CTP Systems subsidiaries of certain performance-based milestones. Either the Company or Mr. Lubin may terminate the agreement without cause (as defined in the agreement) upon 90 days' notice. If Mr. Lubin remains employed under the agreement on a full-time basis for six months or more from June 1996, and his employment is terminated by the Company without cause, Mr. Lubin shall be paid severance in an amount equal to six months of his then-current monthly salary. If Mr. Lubin remains employed under the agreement on a full-time basis for three years or more, and his employment is terminated by the Company without cause, Mr. Lubin shall be paid severance in an amount equal to nine months of his then-current monthly salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee currently consists of Directors Broad, Iwamoto and Schonzeit.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT AND THE PERFORMANCE GRAPH WHICH FOLLOWS SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

    COMPENSATION POLICY. The Company's Compensation Policy as established by the Compensation Committee is that Executive Officers' total annual cash compensation should vary with the performance of the Company and that long-term incentives awarded to such officers should be aligned with the interest of the Company's stockholders. The Company's executive compensation program is designed to attract and retain Executive Officers who will contribute to the Company's long-term success, to reward Executive Officers who contribute to the Company's financial performance and to link Executive Officer compensation and stockholder interests through the grant of stock options under the 1995 Employee and Consultant Stock Plan and the 1996 Stock Option Plan (the "Option Plans").

    Compensation of the Company's Executive Officers consists of three principal components: salary, bonus and long-term incentive compensation consisting of stock option grants.

    SALARY. The base salaries for the Company's Executive Officers are reviewed annually and set by the Compensation Committee. When setting base salary levels, in a manner consistent with the Compensation Committee's policy outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

    BONUS. The Compensation Committee evaluated the performance and set bonuses payable to the Executive Officers for the 1996 fiscal year. The performance factors utilized by the Compensation Committee to determine whether bonuses should be awarded to Company Executive Officers for fiscal 1996 included the following: increased sales of the Company's products during fiscal 1996; the officer's overall individual performance in his position and relative contribution to Company performance during the year; and the Board's desire to retain the Executive Officer in the face of considerable competition for executive talent within the industry. The bonuses of the Chief Executive Officer and the Chairman of the Board were specified in employment agreements, subject to increase by the Compensation Committee based on the performance factors discussed above. The Board of Directors or the Compensation Committee in the future may modify the foregoing criteria or select other performance factors with respect to Executive Officer bonuses for a given fiscal year.

    LONG-TERM INCENTIVE COMPENSATION.  The Company believes that option grants
(i) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (ii) give executives a significant, long-term interest in the Company's success, and (iii) help retain key Executive Officers in a competitive market for executive talent.

    The Company's Option Plans authorize the Committee to grant stock options to employees and consultants, including Executive Officers. Option grants are made from time to time to Executive Officers whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each Executive Officer during each year. Generally, options granted to Executive Officers vest 25% on the first anniversary of the date of grant and thereafter in equal monthly installments over a period of three years, and expire five years from the date of grant. In 1996, certain of the options granted to Executive Officers vest 10% per year for four years and 60% in the fifth year, and expire in six years. The vesting of these options is also subject to acceleration upon the occurrence of certain performance-based milestones. Details on stock options granted to certain Executive Officers in 1996, are provided in the table entitled "Option Grants in 1996."

    COMPENSATION OF CHIEF EXECUTIVE OFFICER. As described above in "Employment Agreements," the minimum salary and bonus of Nathan Hod, the Chief Executive Officer, are provided in an employment agreement and are subject to increases as determined by the Board of Directors. The Board of Directors considered specifically the following factors in evaluating the performance and setting the bonus compensation of Mr. Hod: the increase in the revenues and net income of the Company from the prior year, the increase in the Company's stock price, and the time and effort that Mr. Hod individually applied in connection with the execution of his duties. The Committee believes that the salary, bonus and long-term incentive compensation paid to Mr. Hod for fiscal year 1996 were appropriate based on these criteria.

    COMPENSATION POLICY REGARDING DEDUCTIBILITY. The Company is required to disclose its policy regarding qualifying executive compensation for deductibility under Section 162(m) of the Internal Revenue Code which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a publicly-held corporation is limited to $1 million per year. For the fiscal year ended December 31, 1996, no Executive Officer of the Company received $1 million. It is not expected that the compensation to be paid to the Company's Executive Officers for fiscal 1997 will exceed the $1 million limit for any officer. The Company's Option Plans are structured so that any compensation deemed paid to an Executive Officer when he exercises an outstanding option under either of the Option Plans, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation which will not be subject to the $1 million limitation. The Compensation Committee currently intends to limit the dollar amount of all other compensation payable to the Company's Executive Officers to no more than $1 million.

Submitted by the Compensation Committee:

    Lewis S. Broad
    Shigeru Iwamoto
    Andrew W. Schonzeit

STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Hambrecht & Quist Communications Index. The period shown commences on March 7, 1995, the date that the Company's Common Stock was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and ends on December 31, 1996, the end of the Company's last fiscal year. The graph assumes an investment of $100 on March 7, 1995, and the reinvestment of any dividends.

    The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

                             TOTAL RETURN TO STOCKHOLDERS

                          MARCH 7, 1995 TO DECEMBER 31, 1996



                                Cumulative Total Return - Data Summary
                      --------------------------------------------------------
                      3/07/95  3/95  6/95  9/95 12/95  3/96  6/96  9/96 12/96
DSP COMMUNICATIONS
  INC              DSPC   100   133   208   330   436   500  1028  1118   775
S & P 500          1500   100   104   114   123   130   137   143   148   160
H & Q
  COMMUNICATIONS   IHQC   100   105   126   154   161   165   185   188   185

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Avraham Fischer, a Director of the Company, is a senior partner of the law firm of I. Fischer & Co., which serves as legal counsel on matters regarding Israeli law for the Company and its Israeli subsidiaries. The Company paid approximately $380,000 in legal fees to I. Fischer & Co. during 1996.

    Until December 1996, Stephen Pezzola, General Counsel and Corporate Secretary of the Company, was a senior partner of the law firm Pezzola & Reinke, APC, of Oakland, California, which serves as legal counsel to the Company and its subsidiaries in the United States. The Company paid approximately $356,000 in legal fees to Pezzola & Reinke during 1996.

    During 1996, Zen Research, Inc. subleased office space from the Company at the Company's Cupertino, California, office. Zen Research paid $62,118 to the Company in 1996 in connection with this sublease. Mr. Gilo is Chairman of the Board and a shareholder of the parent company of Zen Research.

    The Company has entered into indemnification agreements with each of its Directors and Executive Officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by Delaware law.

    The Company believes that the transactions described above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future material transactions between the Company and its officers, Directors, principal stockholders and affiliates will be approved by a majority of the Board of Directors, including a majority of the disinterested, nonemployee Directors on the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires the Company's Directors, Executive Officers and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership of the Company's Common Stock to the Securities and Exchange Commission ("SEC"), and The Nasdaq Stock Market. Copies of these reports are also required to be delivered to the Company.

    Except as set forth below, the Company believes, based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, that during fiscal 1996, all Reporting Persons complied with all applicable filing requirements: EXCEPTIONS: (i) Davidi Gilo, Chairman of the Board, unintentionally filed a late Form 4 relating to three transactions effected in May 1996; the required Form 4 was filed in September 1996; (ii) Arnon Kohavi, a Vice President, unintentionally filed a late Form 4 for one transaction effected in November 1996; the required Form 4 was filed in December 1996; (iii) Avraham Fischer, a Director, unintentionally filed a late Form 3 that was due within ten days of his appointment as a Director in June 1996; the required Form 3 was filed in July 1996; (iv) Shigeru Iwamoto, a Director, unintentionally failed to file a Form 4 for two transactions effected in July 1996; the required Form 5 reporting the transactions was filed in February 1997; and (v) Andrew Schonzeit, a Director, unintentionally filed a late Form 4 for one transaction effected in April 1996; the required Form 4 was filed in September 1996.

                                STOCKHOLDER PROPOSALS

    To be considered for presentation to the annual meeting of the Company's stockholders to be held in 1998, a stockholder proposal must be received by Stephen P. Pezzola, Secretary, DSP COMMUNICATIONS, INC., 20300 Stevens Creek Boulevard, Cupertino, California 95014, no later than December 31, 1997.

                                    OTHER MATTERS

    The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

    It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                  By Order of the Board of Directors,



                                  ----------------------------------
                                  Davidi Gilo, CHAIRMAN OF THE BOARD


April 9, 1997
Cupertino, California

               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                DSP COMMUNICATIONS, INC.
                   FOR THE 1997 ANNUAL MEETING OF THE STOCKHOLDERS

                                     MAY 15, 1997

     The undersigned stockholder of DSP COMMUNICATIONS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 1997, and the 1996 Annual Report to Stockholders and hereby appoints David Gilo, Nathan Hod and Gerald Dogon, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1997 Annual Meeting of Stockholders of DSP COMMUNICATIONS, INC. to be held on May 15, 1997 at 10:00 a.m., local time, at DSP COMMUNICATIONS, INC.'s principal executive office located at 20300 Stevens Creek Boulevard, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF CLASS II DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

        (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

                                                            Please mark
                                                            your votes as   /X/
                                                            indicated in
                                                            this example

                      FOR all nominees listed below     WITHHOLD AUTHORITY
                        (except as indicated)         to vote for all nominees
                                                            listed below
1.  ELECTION OF CLASS          /  /                           /  /
    II DIRECTORS:


If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.


Lewis Broad
Avraham Fischer


                                          FOR          AGAINST       ABSTAIN

2.  PROPOSAL TO RATIFY THE               /  /           /  /           /  /
    APPOINTMENT OF ERNST &
    YOUNG LLP AS INDEPENDENT
    AUDITORS OF DSP COMMUNICATIONS,
    INC. FOR FISCAL 1997.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.


Signature _________________ Signature________________Dated ______________, 1997

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.